Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS FIRST QUARTER 2022 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, May 2, 2022 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the first quarter ended March 31, 2022.

FIRST QUARTER HIGHLIGHTS
•Q1 2022 average production of 18,144 bo/d (31,567 boe/d)
•Q1 2022 consolidated net income (including non-controlling interest) of $128.0 million; net income attributable to Viper Energy Partners LP of $16.6 million, or $0.22 per common unit
•Adjusted net income (as defined and reconciled below) of $136.0 million, or $1.76 per common unit
•Q1 2022 cash distribution of $0.67 per common unit, representing approximately 70% of total cash available for distribution of $0.96 per common unit; $0.67 distribution is up 43% quarter over quarter and implies a 9.3% annualized yield based on the April 29, 2022 unit closing price of $28.73
•Repurchased 1.6 million common units in Q1 2022 for an aggregate of $39.3 million
•Increasing authorization for common unit repurchase program to $250.0 million, up from $150.0 million previously
•Q1 2022 Consolidated Adjusted EBITDA (as defined and reconciled below) of $176.1 million and cash available for distribution to Viper’s common units (as defined and reconciled below) of $74.2 million
•Ended the first quarter of 2022 with total long-term debt of $727.9 million and net debt (as defined and reconciled below) of $694.9 million
•275 total gross (3.9 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q1 2022 with an average lateral length of 10,519 feet
•Initiating average daily production guidance for Q2 2022 and Q3 2022 of 18,250 to 19,000 bo/d (31,000 to 32,250 boe/d)
•Increasing full year 2022 average daily production guidance to 18,000 to 19,250 bo/d (30,500 to 32,750 boe/d), an increase of 1.4% at the midpoint
•As of April 13, 2022, there were approximately 473 gross horizontal wells in the process of active development on Viper’s acreage in which Viper expects to own an average 2.2% net royalty interest (10.5 net 100% royalty interest wells)
•Approximately 678 gross (13.0 net 100% royalty interest) line-of-sight wells on Viper’s acreage that are not currently in the process of active development, but for which Viper has visibility to the potential of future development in coming quarters, based on Diamondback’s current completion schedule and third party operators’ permits
•Approximately 60% of distributions paid in 2022 are expected to be reasonably estimated to constitute non-taxable reductions to the tax basis, and not dividends, for U.S. federal income tax purposes

“During the first quarter, Viper continued to build on its track record of delivering strong financial and operating results, highlighted by the 43% quarter over quarter increase in our distribution to $0.67 per common unit. We continue to focus on maximizing long-term returns to our unitholders, and believe we are differentially positioned to do so with our best-in-class cost structure that enables investors to participate in the recent strength seen in commodity prices via the highest margins in the public oil and gas industry,” stated Travis Stice, Chief Executive Officer of Viper’s General Partner.

Mr. Stice continued, “Importantly, production has continued to outperform expectations, and as a result, we have increased our guidance for oil production for the full year 2022 by 1.4% at the midpoint. Our 23.5 net wells currently with visibility to development is a Company record and underscores our confidence in our forward production outlook. This record amount of activity, which is enhanced by Diamondback’s continued focus on developing our concentrated royalty acreage, demonstrates both the quality of our acreage as well as our ability to grow production without having to spend a single dollar of development or acquisition capital.”

APPOINTMENT OF NEW DIRECTOR

On April 11, 2022, Frank C. Hu was appointed to the Board of Directors (the “Board”) of Viper Energy Partners GP LLC, the general partner of Viper Energy Partners LP. Mr. Hu will serve as an independent director. Following the appointment of Mr. Hu to the Board, the size of the Board is seven directors.

Mr. Hu brings diversity, executive leadership and robust experience in the finance and oil and gas industry to the Board, as well as experience managing downstream and business development segments. Mr. Hu most recently served as an investment analyst and Vice President of Capital World Investors, an investment group in the Capital Group Companies, Inc., from 2003 to 2017. He previously served as a manager of project finance in the corporate treasury department at Unocal Corporation from 2002 to 2003, and as a global energy practice consultant at McKinsey & Company from 2000 to 2002. Prior to joining McKinsey, Mr. Hu served in various roles at Atlantic Richfield Company (ARCO) from 1989 to 2000, including as Vice President of Downstream Operations and Business Development at ARCO China from 1998 to 2000. Mr. Hu has served as a member of the board of directors of EQT Corporation (NYSE: EQT) since October 2021, where he also serves on the audit committee and public policy and corporate responsibility committee. Mr. Hu also currently serves as an advisory board member for the Geology & Planetary Science Division at the California Institute of Technology.

“We are excited and grateful that Frank has decided to join Viper’s Board of Directors. Frank adds decades of experience in the oil and gas industry, as well as bringing many other relevant business, risk management and strategic skills that are complementary to our existing Board members,” stated Steven West, Chairman of the Board of Directors of Viper Energy Partners GP LLC. “We look forward to the contributions from Frank as we navigate the Company into the future and look to enhance what is an extremely bright outlook,” he added.

FINANCIAL UPDATE

Viper’s first quarter 2022 average unhedged realized prices were $94.95 per barrel of oil, $4.07 per Mcf of natural gas and $38.99 per barrel of natural gas liquids, resulting in a total equivalent realized price of $67.97/boe.

During the first quarter of 2022, Viper paid $10.3 million in net cash settlements for its commodity derivative contracts, which included $6.1 million in settlements for matured commodity derivatives and $4.2 million related to the termination of certain commodity derivative positions prior to their contractual maturities. As a result of these net cash settlements, Viper’s first quarter 2022 average hedged realized prices were $92.05 per barrel of oil, $3.71 per Mcf of natural gas and $38.99 per barrel of natural gas liquids, resulting in a total equivalent realized price of $65.82/boe.

During the first quarter of 2022, the Company recorded total operating income of $201.9 million and consolidated net income (including non-controlling interest) of $128.0 million.

As of March 31, 2022, the Company had a cash balance of $33.1 million and total long-term debt outstanding (excluding debt issuance, discounts and premiums) of $727.9 million, resulting in net debt (as defined and reconciled below) of $694.9 million. Viper’s outstanding long-term debt as of March 31, 2022 consisted of $479.9 million in aggregate principal amount of its 5.375% Senior Notes due 2027 and $248.0 million in borrowings on its revolving credit facility, leaving $252.0 million available for future borrowings and $285.1 million of total liquidity.

FIRST QUARTER 2022 CASH DISTRIBUTION & CAPITAL RETURN PROGRAM

The Board declared a cash distribution for the three months ended March 31, 2022 of $0.67 per common unit. The distribution is payable on May 19, 2022 to eligible common unitholders of record at the close of business on May 12, 2022. This distribution represents approximately 70% of total cash available for distribution.

On March 11, 2022, Viper made a cash distribution to its common unitholders and subsequently has reasonably estimated that a portion of that distribution, as well as a portion of the distribution payable on May 19, 2022, should not constitute dividends for U.S. federal income tax purposes. Rather, approximately 60% of distributions that have been paid, or which are expected to be paid, in 2022 are estimated to constitute non-taxable reductions to the tax basis of each distribution recipient’s ownership interest in Viper. The Form 8937 containing additional information may be found on www.viperenergy.com under the “Investor Relations” section of the site.

During the first quarter of 2022, Viper repurchased 1.6 million common units for an aggregate of $39.3 million, including approximately $37.3 million for the repurchase of 1.5 million common units from an affiliate of Blackstone, Inc. in a privately negotiated transaction. In total through March 31, 2022, the Company had repurchased 6.2 million common units for an aggregate of $109.3 million, reflecting an average price of $17.50 per unit.

Additionally, the Company announced today that the Board increased the authorization of its common unit repurchase program to $250.0 million, up from $150.0 million previously. Viper has expended approximately 44% of the increased authorized amount, leaving approximately $140.7 million remaining on the increased authorization as of April 29, 2022.

OPERATIONS AND ACQUISITIONS UPDATE

During the first quarter of 2022, Viper estimates that 275 gross (3.9 net 100% royalty interest) horizontal wells with an average royalty interest of 1.4% were turned to production on its acreage position with an average lateral length of 10,519 feet. Of these 275 gross wells, Diamondback is the operator of 45 gross wells, with an average royalty interest of 4.4%, and the remaining 230 gross wells, with an average royalty interest of 0.8%, are operated by third parties.

As previously announced, Viper completed a divestiture of approximately 325 net royalty acres during the first quarter for total proceeds of approximately $29.3 million, subject to post-closing adjustments. The mineral and royalty interests included in the divestiture represent third party operated acreage located entirely in Upton and Reagan counties.

As a result of this divestiture, as well as other minor acquisitions completed during the first quarter of 2022, the Company’s footprint of mineral and royalty interests as of March 31, 2022 was 26,708 net royalty acres.

The following table summarizes Viper’s gross well information:

	Diamondback Operated	Third Party Operated	Total
Horizontal wells turned to production (first quarter 2022)(1):
Gross wells	45	230	275
Net 100% royalty interest wells	2.0	1.9	3.9
Average percent net royalty interest	4.4%	0.8%	1.4%

Horizontal producing well count (as of April 13, 2022):
Gross wells	1,384	4,357	5,741
Net 100% royalty interest wells	104.2	60.4	164.6
Average percent net royalty interest	7.5%	1.4%	2.9%

Horizontal active development well count (as of April 13, 2022):
Gross wells	91	382	473
Net 100% royalty interest wells	6.8	3.7	10.5
Average percent net royalty interest	7.5%	1.0%	2.2%

Line of sight wells (as of April 13, 2022):
Gross wells	167	511	678
Net 100% royalty interest wells	9.4	3.6	13.0
Average percent net royalty interest	5.6%	0.7%	1.9%
(1) Average lateral length of 10,519 feet.

The 473 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. Further in regard to the active development on Viper’s asset base, there are currently 44 gross rigs operating on Viper’s acreage, eight of which are operated by Diamondback. The 678 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

GUIDANCE UPDATE

Below is Viper’s updated guidance for the full year 2022, as well as average production guidance for the Q2 2022 and Q3 2022. Due to the increase in commodity prices, Viper is adding guidance for expected cash taxes payable by Viper for 2022 at 10% - 15% of pre-tax income attributable to Viper Energy Partners LP.

Viper Energy Partners

Q2 2022 / Q3 2022 Net Production - MBo/d	18.25 - 19.00
Q2 2022 / Q3 2022 Net Production - MBoe/d	31.00 - 32.25
Full Year 2022 Net Production - MBo/d	18.00 - 19.25
Full Year 2022 Net Production - MBoe/d	30.50 - 32.75

Unit costs ($/boe)
Depletion	$9.75 - $10.75
Cash G&A	$0.60 - $0.80
Non-Cash Unit-Based Compensation	$0.10 - $0.20
Interest Expense(1)	$3.25 - $3.75

Production and Ad Valorem Taxes (% of Revenue) (2)	7% - 8%
Cash Tax Rate (% of Pre-Tax Income Attributable to Viper Energy Partners LP)(3)	10% - 15%
(1)Includes actual interest expense for the first quarter of 2022 plus expected interest for the remainder of 2022 assuming $480.0 million in principal of senior notes and $250.0 million drawn on the revolver.
(2)Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and natural gas liquids and ad valorem taxes.
(3)Pre-tax income attributable to Viper Energy Partners LP is reconciled below.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the first quarter of 2022 on Tuesday, May 3, 2022 at 11:00 a.m. CT. Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 6865528. A telephonic replay will be available from 2:00 p.m. CT on Tuesday, May 3, 2022 through Tuesday, March 10, 2022 at 2:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 6865528. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Viper’s: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which Viper has mineral and royalty interests, developmental activity by other operators; reserve estimates and Viper’s ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions and divestitures); and plans and objectives of (including Diamondback’s plans for developing Viper’s acreage and Viper’s cash distribution policy and common unit repurchase program) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Viper are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Viper believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond its control. Accordingly, forward-looking statements are not guarantees of Viper’s future performance and the actual outcomes could differ materially from what Viper expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases such as the COVID-19 pandemic, and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing Russian-Ukrainian military conflict on the global energy markets and geopolitical stability; regional supply and demand factors, including delays, curtailment delays or interruptions of production on Viper’s mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; and the risks and other factors disclosed in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov.

In light of these factors, the events anticipated by Viper’s forward-looking statements may not occur at the time anticipated or at all. Moreover, the new risks emerge from time to time. Viper cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Viper does not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by applicable law.

Viper Energy Partners LP
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$33,066	$39,448
Royalty income receivable (net of allowance for credit losses)	98,500	68,568
Royalty income receivable—related party	4,192	2,144
Other current assets	944	989
Total current assets	136,702	111,149
Property:
Oil and natural gas interests, full cost method of accounting ($1,602,581 and $1,640,172 excluded from depletion at March 31, 2022 and December 31, 2021, respectively)	3,481,633	3,513,590
Land	5,688	5,688
Accumulated depletion and impairment	(626,574)	(599,163)
Property, net	2,860,747	2,920,115
Derivative instruments	1,705	—
Other assets	1,931	2,757
Total assets	$3,001,085	$3,034,021
Liabilities and Unitholders’ Equity
Current liabilities:
Accounts payable	$14	$69
Accrued liabilities	23,873	20,980
Derivative instruments	13,217	3,417
Total current liabilities	37,104	24,466
Long-term debt, net	721,005	776,727
Total liabilities	758,109	801,193
Unitholders’ equity:
General Partner	709	729
Common units (76,966,203 units issued and outstanding as of March 31, 2022 and 78,546,403 units issued and outstanding as of December 31, 2021)	768,747	813,161
Class B units (90,709,946 units issued and outstanding March 31, 2022 and December 31, 2021)	906	931
Total Viper Energy Partners LP unitholders’ equity	770,362	814,821
Non-controlling interest	1,472,614	1,418,007
Total equity	2,242,976	2,232,828
Total liabilities and unitholders’ equity	$3,001,085	$3,034,021

Viper Energy Partners LP
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended March 31,
	2022	2021
Operating income:
Royalty income	$193,089	$96,512
Lease bonus income	8,682	325
Other operating income	132	139
Total operating income	201,903	96,976
Costs and expenses:
Production and ad valorem taxes	13,870	6,649
Depletion	27,411	24,886
General and administrative expenses	1,953	2,221
Total costs and expenses	43,234	33,756
Income (loss) from operations	158,669	63,220
Other income (expense):
Interest expense, net	(9,645)	(7,860)
Gain (loss) on derivative instruments, net	(18,359)	(31,504)
Other income, net	6	38
Total other expense, net	(27,998)	(39,326)
Income (loss) before income taxes	130,671	23,894
Provision for (benefit from) income taxes	2,630	35
Net income (loss)	128,041	23,859
Net income (loss) attributable to non-controlling interest	111,436	26,879
Net income (loss) attributable to Viper Energy Partners LP	$16,605	$(3,020)

Net income (loss) attributable to common limited partner units:
Basic	$0.22	$(0.05)
Diluted	$0.22	$(0.05)
Weighted average number of common limited partner units outstanding:
Basic	77,106	65,360
Diluted	77,214	65,360

Viper Energy Partners LP
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$128,041	$23,859
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion	27,411	24,886
(Gain) loss on derivative instruments, net	18,359	31,504
Net cash receipts (payments) on derivatives	(10,264)	(14,942)
Other	1,388	901
Changes in operating assets and liabilities:
Royalty income receivable	(29,932)	(9,581)
Royalty income receivable—related party	(2,048)	(3,523)
Accounts payable and accrued liabilities	2,838	1,395
Other	45	160
Net cash provided by (used in) operating activities	135,838	54,659
Cash flows from investing activities:
Acquisitions of oil and natural gas interests	2,621	(74)
Proceeds from sale of assets	29,336	—
Net cash provided by (used in) investing activities	31,957	(74)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	44,000	—
Repayment on credit facility	(100,000)	(27,000)
Debt issuance costs	—	(10)
Repurchased units as part of unit buyback	(39,260)	(13,043)
Distributions to public	(35,894)	(9,060)
Distributions to Diamondback	(43,003)	(12,826)
Other	(20)	(40)
Net cash provided by (used in) financing activities	(174,177)	(61,979)
Net increase (decrease) in cash and cash equivalents	(6,382)	(7,394)
Cash, cash equivalents and restricted cash at beginning of period	39,448	19,121
Cash, cash equivalents and restricted cash at end of period	$33,066	$11,727

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended March 31, 2022	Three Months Ended December 31, 2021	Three Months Ended March 31, 2021
Production Data:
Oil (MBbls)	1,633	1,690	1,395
Natural gas (MMcf)	3,729	3,844	3,262
Natural gas liquids (MBbls)	586	554	407
Combined volumes (MBOE)(1)	2,841	2,885	2,346

Average daily oil volumes (BO/d)	18,144	18,370	15,500
Average daily combined volumes (BOE/d)	31,567	31,359	26,066

Average sales prices:
Oil ($/Bbl)	$94.95	$74.00	$56.16
Natural gas ($/Mcf)	$4.07	$4.82	$2.77
Natural gas liquids ($/Bbl)	$38.99	$36.65	$22.42
Combined ($/BOE)(2)	$67.97	$56.82	$41.14

Oil, hedged ($/Bbl)(3)	$92.05	$55.42	$45.45
Natural gas, hedged ($/Mcf)(3)	$3.71	$4.82	$2.77
Natural gas liquids ($/Bbl)(3)	$38.99	$36.65	$22.42
Combined price, hedged ($/BOE)(3)	$65.82	$45.94	$34.77

Average Costs ($/BOE):
Production and ad valorem taxes	$4.88	$3.17	$2.83
General and administrative - cash component(4)	0.59	0.48	0.81
Total operating expense - cash	$5.47	$3.65	$3.64

General and administrative - non-cash unit compensation expense	$0.10	$0.10	$0.13
Interest expense, net	$3.39	$3.43	$3.35
Depletion	$9.65	$9.97	$10.61
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Realized price net of all deducts for gathering, transportation and processing.
(3)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.
(4)Excludes non-cash unit-based compensation expense for the respective periods presented.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to Viper Energy Partners LP plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash unit-based compensation expense, depletion expense, non-cash (gain) loss on derivative instruments, and provision for (benefit from) income taxes. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA.
Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the Board may deem appropriate, cash paid for tax withholding on vested common units, distribution equivalent rights and preferred distributions, if any. Management believes cash available for distribution is useful because it allows them to more effectively evaluate Viper’s operating performance excluding the impact of non-cash financial items and short-term changes in working capital. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution:

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

Three Months Ended
March 31, 2022
Net income (loss) attributable to Viper Energy Partners LP	$16,605
Net income (loss) attributable to non-controlling interest	111,436
Net income (loss)	128,041
Interest expense, net	9,645
Non-cash unit-based compensation expense	284
Depletion	27,411
Non-cash (gain) loss on derivative instruments	8,095
Provision for (benefit from) income taxes	2,630
Consolidated Adjusted EBITDA	176,106
Less: Adjusted EBITDA attributable to non-controlling interest(1)	95,270
Adjusted EBITDA attributable to Viper Energy Partners LP	$80,836

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable	$(2,630)
Debt service, contractual obligations, fixed charges and reserves	(3,920)
Distribution equivalent rights payments	(64)
Preferred distributions	(45)
Cash available for distribution to Viper Energy Partners LP unitholders	$74,177

Common limited partner units outstanding	76,966

Cash available for distribution per limited partner unit	$0.96
Cash per unit approved for distribution	$0.67
(1) Does not take into account special income allocation consideration.

The following tables present a reconciliation of the GAAP financial measure of income (loss) before income taxes to the non-GAAP financial measure of pre-tax income attributable to Viper Energy Partners LP. Management believes this measure is useful to investors given it provides the basis for income taxes payable by Viper Energy Partners LP, which is an adjustment to reconcile Adjusted EBITDA to cash available for distribution to Viper Energy Partners LP unitholders.

Viper Energy Partners LP
Pre-tax income attributable to Viper Energy Partners LP
(unaudited, in thousands)

Three Months Ended
March 31, 2022
Income (loss) before income taxes	$130,671
Less: Net income (loss) attributable to non-controlling interest	111,436
Pre-tax income attributable to Viper Energy Partners LP	$19,235

Provision for (benefit from) income taxes	$2,630
Effective tax rate attributable to Viper Energy Partners LP	13.7%

Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to Viper Energy Partners, LP plus net income (loss) attributable to non-controlling interest adjusted for non-cash (gain) loss on derivative instruments, and related income tax adjustments. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes adjusted net income helps investors in the oil and natural gas industry to measure and compare the Company’s performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.

The following table presents a reconciliation of net income (loss) attributable to Viper Energy Partners LP to adjusted net income (loss):

Viper Energy Partners LP
Adjusted Net Income (Loss)
(unaudited, in thousands, except per unit data)

	Three Months Ended March 31, 2022
	Amounts	Amounts Per Diluted Unit
Net income (loss) attributable to Viper Energy Partners LP	$16,605	$0.22
Net income (loss) attributable to non-controlling interest	111,436	1.44
Net income (loss)	128,041	1.66
Non-cash (gain) loss on derivative instruments, net	8,095	0.10
Adjusted income excluding above items	136,136	1.76
Income tax adjustment for above items	(163)	—
Adjusted net income (loss)	135,973	1.76
Less: Adjusted net income (loss) attributed to non-controlling interests	118,340	1.53
Adjusted net income (loss) attributable to Viper Energy Partners LP	$17,633	$0.23

Weighted average common units outstanding:
Basic		77,106
Diluted		77,214

RECONCILIATION OF LONG-TERM DEBT TO NET DEBT

The Company defines net debt as debt (excluding debt issuance costs, discounts and premiums) less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	March 31, 2022	Net Q1 Principal Borrowings/(Repayments)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
	(in thousands)
Total long-term debt(1)	$727,938	$(56,000)	$783,938	$571,938	$541,938	$536,938
Cash and cash equivalents	(33,066)		(39,448)	(41,515)	(42,422)	(11,727)
Net debt	$694,872		$744,490	$530,423	$499,516	$525,211
(1) Excludes debt issuance costs, discounts & premiums.

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q2 2022	Q3 2022	Q4 2022
Collars - WTI (Cushing)	—	4,000	4,000
Floor Price	$—	$45.00	$50.00
Ceiling Price	$—	$92.65	$128.01
Deferred Premium Puts - WTI (Cushing)	10,000	8,000	2,000
Strike	$47.50	$47.50	$55.00
Premium	$(1.49)	$(1.52)	$(1.42)

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q2 2022	Q3 2022	Q4 2022
Costless Collars - Henry Hub	20,000	20,000	20,000
Floor Price	$2.50	$2.50	$2.50
Ceiling Price	$4.62	$4.62	$4.62

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q1 2023	Q2 2023	Q3 2023	Q4 2023
Natural Gas Basis Swaps - Waha Hub	10,000	10,000	10,000	10,000
Swap Price	$(1.02)	$(1.02)	$(1.02)	$(1.02)

Investor Contact:

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.